PubMatic Appoints Megan Ramm as Global Chief Revenue Officer to Accelerate Growth as AI Transforms Digital Advertising
Veteran revenue leader from Uber Advertising, Google to lead global revenue strategy and execution as company deepens relationships with brands, agencies, DSPs and publishers
NO-HEADQUARTERS/REDWOOD CITY, Calif., Aug. 10, 2026 (BUSINESS WIRE) PubMatic, Inc. (Nasdaq: PUBM), the leading AI-powered ad tech company delivering digital advertising performance, today announced the appointment of Megan Ramm as Global Chief Revenue Officer. The appointment reflects PubMatic's strong momentum and positions the company to accelerate its expansion with advertisers and agencies as AI transforms how digital advertising is bought, sold and optimized. Based in New York, Ramm will lead PubMatic's global revenue strategy and execution across publisher and buyer teams in the Americas, EMEA and APAC.
Ramm joins PubMatic from Uber Advertising, where she served as Head of Global Sales, leading the multi-billion-dollar sales organization responsible for building and expanding relationships with many of the world's leading brands and agencies. Previously, she was an early sales leader at Snap, spent six years at Google on search and programmatic sales, and began her media career at Forbes and Reuters.
"As our AI-native capabilities prove themselves with advertisers and agencies, we need a leader who can scale those relationships and capture the market opportunity ahead. Megan is the one to lead that charge,” said Rajeev Goel, Co-Founder and CEO. "She understands the full advertiser journey and has a proven track record of building high-performing sales organizations. Her appointment reinforces our commitment to putting customers first and delivering the best solutions for advertisers, agencies and publishers during this transformational moment."
In her new role, Ramm will focus on expanding the company's position across performance advertising, connected TV, mobile app and agentic advertising, while deepening the company's relationships with brands, agencies, DSPs and publishers.
"I'm excited to join PubMatic at this pivotal moment for the company and for the industry," said Megan Ramm. "PubMatic is uniquely positioned to lead the AI transformation in digital advertising. My focus is clear: bring executional rigor and a genuine commitment to delivering results for advertisers, and help drive growth that translates into stronger publisher partnerships. This is an exciting inflection point, and I'm thrilled to be joining this team."
The appointment follows PubMatic's strong second quarter 2026 performance, announced last week, including the company's return to double-digit year-over-year revenue growth ahead of schedule, expanded profitability and continued momentum across its AI-native platform and higher-growth business lines.
About PubMatic
PubMatic is the leading AI-powered ad tech company delivering digital advertising performance. Through an intelligent, unified platform that connects buyers, publishers, data partners, and commerce media networks, PubMatic delivers superior performance with greater transparency, control, and efficiency. Since 2006, PubMatic has pioneered major advances in programmatic advertising, from enabling the first OpenRTB transactions to embedding AI-driven optimization and privacy-focused innovation across its platform. With omnichannel scale, proven reliability, and a track record of continuous innovation, PubMatic is building a more intelligent, profitable, and sustainable open internet. Built to Connect. Powered to Perform.
Press Contact:
Ashley Jacobson, Sr. Director, Corporate Marketing, press@pubmatic.com
Purpose Worldwide, PubMatic@purposenorthamerica.com